                                 EXHIBIT 10.21

Portions of this document have been omitted pursuant to a request for confidential treatment and such portions have been filed separately with the Securities and Exchange Commissions. These portions are designated by the symbol ***.


                              RESEARCH AGREEMENT

1.   PARTIES

     1.1 The parties to this Agreement are E. I. du Pont de Nemours and Company, having a place of business at 1007 Market Street, Wilmington, DE ("DuPont") and DuPont Photomasks, Inc., having a place of business at 131 Old Settlers Blvd., Round Rock, TX ("DPI").

2.   BACKGROUND

     2.1 This Agreement covers a research project undertaken by DuPont at the request of DPI pursuant to a Research, Development and Consulting Agreement between DuPont and DPI effective on January 1, 1996.

3.   SCOPE

     3.1 DuPont shall provide research and materials development activity in the area of advanced photomask technology, such as photomasks, blanks and pellicles, as more specifically defined below. Specifically DuPont will continue development of advanced phase shift mask technology and work to develop a material suitable for use as pellicles, particularly a 157 nm pellicle, and will support DPI's efforts to fabricate a pellicle using the developed material. DuPont shall provide DPI with Milestone reports summarizing the activities of DuPont undertaken pursuant to this Agreement according to the attached schedule in Appendix A.

     3.2 By "Field" herein is meant "photomasks, blanks and pellicles" wherein these terms are defined as photomasks, photoblanks and pellicles, used in photolithography for microelectronic applications (including pellicles for optical markets).

     3.3 By "DuPont Materials" is meant materials developed by and supplied by DuPont to DPI pursuant to this program, and being evaluated in the Field pursuant to this Agreement, and any improvements to such materials developed by either party under this Agreement. This definition is not intended to cover current commercial amorphous fluoropolymers sold to DPI by DuPont.

     3.4 By "DuPont Technology" hereunder is meant process technology or know-how, being evaluated by DPI, in the Field, owned by DuPont.

4.   INTELLECTUAL PROPERTY

     4.1 DuPont shall own any and all inventions, discoveries, processes, improvements, ideas and like intellectual property relating to DuPont Materials under this agreement which are conceived and/or reduced to practice by either party during the course of this Agreement (collectively "DuPont Inventions"). In addition, DuPont shall own all inventions, discoveries, processes, improvements, ideas and like intellectual property that are conceived and reduced to practice solely by DuPont during the course of this Agreement, except as related to intellectual property covered in 4.2 below.

     4.2 DPI shall own any and all inventions, discoveries, processes, improvements, ideas and like intellectual property, that come about after the effective date of this Agreement, relating to pellicle end uses, where the invention, discovery, process, improvement, or idea is not dependent upon DuPont Materials, which are conceived and/or reduced to practice by either party during the course of this Agreement (collectively "DPI Inventions"). In addition, DPI shall own all inventions, discoveries, processes, improvements, ideas and like intellectual property. which are conceived and reduced to practice solely by DPI during the course of this Agreement, except as related to intellectual property covered in 4.1 above.

     4.3 DPI and DuPont shall jointly own all inventions, discoveries, processes, improvements, ideas and like intellectual property, except as related to DuPont Materials covered in 4.1 above and DPI Inventions and DPI inventions under 4.2, conceived and reduced to practice jointly during the course of this Agreement.

     4.4 DuPont shall have full authority, responsibility and discretion to prepare, file, prosecute and maintain patent applications and patents on inventions covered under subsection 4.1. DuPont shall also have full authority, responsibility and discretion to prepare, file, prosecute and maintain any joint DuPont/DPI inventions covered under 4.3. DPI agrees to provide DuPont with access to data and other information reasonably necessary for DuPont to prepare, file and prosecute patent applications on the Inventions and further agrees to execute such documents as are reasonably necessary to establish, transfer or perfect title to DuPont on inventions under 4.1 and to DuPont and DPI jointly on inventions under 4.3.

     4.5 DPI shall have full authority, responsibility and discretion to prepare, file, prosecute and maintain its sole patent applications and patents on inventions under subsection 4.2. DuPont agrees to provide DPI with access to data and other information reasonably necessary for DPI to prepare, file and prosecute patent applications on the Inventions and further agrees to execute such documents as are reasonably necessary to establish, transfer or perfect title to such Inventions to DPI.

     4.6 DuPont grants DPI a royalty bearing, exclusive license (with the right to sub-license) for the life of the patents to use, import, export, sell and offer to sell, but not to make, any DuPont Materials supplied or developed under this Agreement, only in the Field. DPI shall provide DuPont with a first right of refusal to provide DPI with all its requirements of DuPont Materials. If DuPont accepts, DPI shall purchase all its requirements of any DuPont Materials under this Agreement from DuPont and DuPont shall supply such DuPont Materials to DPI in exchange for an agreed upon purchase price, such as is reasonable for such subject matter in the trade. In addition, DPI agrees to pay DuPont a *** royalty, based upon the sale price, on the sale of any pellicles made using DuPont Materials under this Agreement. In the event that DuPont is unable or unwilling to supply such DuPont Materials to DPI and if DPI desires to make such DuPont Materials for itself or have another, mutually agreed upon entity make the DuPont Materials for DPI, DPI shall pay to DuPont a *** royalty, based upon the sale price, on the sale of pellicles made using DuPont Materials. In such case, DuPont shall make reasonable efforts to provide DPI with the necessary know-how to allow DPI or a third party to make the DuPont Materials. Should DPI sub-license a third party to utilize DuPont Material for use in pellicles, any such license shall include a provision such that DuPont gets a *** royalty on pellicle sales from such sublicense to a third party and DPI shall collect such royalty from such third party sublicensee and transfer such royalty to DuPont. In the case of photomasks and photoblanks sold hereunder, containing DuPont Material or using DuPont Technology in a non-pellicle application, including DuPont Materials sublicensed to a third party, DPI shall pay to DuPont a royalty, to be negotiated by the parties, which shall not be in excess of what is considered reasonable and customary in the micro-photolithography trade. DPI shall collect from such third party sublicensee such royalty and transfer same to DuPont.

     4.7 DPI shall have the right to prosecute infringers in the Field, upon written notice to DuPont of its intention to do so. DuPont agrees to provide DPI with access to data and other information reasonably necessary for such prosecution, provided, however, that under no circumstances will DuPont be required to bring any legal action against an infringer, obtain a discontinuance of such infringement or bring suit at its own expense against an infringer in the Field.

     4.8 DuPont shall make decisions on when, where and whether to file future patent applications on inventions under subsections 4.1 and 4.3, after consulting with DPI, and shall share with DPI copies of any patent application and patent office action and permit DPI to provide its comments, where such application is based upon work generated under this Agreement. DPI shall make decisions on when, where and whether to file future patent applications on inventions under subsection 4.2, after consulting with DuPont, and shall share with DuPont copies of any patent applications and patent office actions and permit DuPont to provide its comments, where such application is based upon work generated under this Agreement. Neither party shall file any patent application using the other party's confidential information without the prior written approval of the owner of the confidential information.

     4.9 In the event that DuPont elects not to have a patent application filed on any invention exclusively licensed to DPI hereunder in the Field or decides to discontinue bearing the expenses of prosecution and maintenance of any such application or the maintenance of any issued patent, DPI may, at its own expense, file, prosecute, and/or maintain any such patent application or patent, as the case may be. Under these conditions ownership in the subject matter, as in 4.1 and 4.2, will not change.

     4.10 Should a DuPont Material be viable for use as a 157 nm pellicle, DPI agrees to use such DuPont Material commercially. This obligation shall begin once pellicles for use in 157 nm lithography are offered for sale by any supplier in the global market. After that time, in the event that DPI and its sub-licensees jointly achieve less than a *** share of the global market for 157 nm pellicles, within *** years, or if DPI decides not to use or to discontinue its use of DuPont Material for pellicles for any reason, other than supply problems from DuPont, the exclusive license to use DuPont Material for pellicles will cease and will become a non-exclusive, royalty bearing, license, at a royalty of ***, based upon the sale price, without the right to sublicense, to use, import, export, sell and offer to sell, any material covered by any patents hereunder for pellicles.

     4.11 DPI shall exercise commercially reasonable efforts to develop and sell items made using DuPont Materials within the Field, should DuPont materials be useful for particular end uses in the Field.

5.   TERM AND TERMINATION

     5.1 This Agreement and the research program hereunder shall continue from January 1, 2000 through December 31, 2001.

     5.2 Either Party may immediately terminate this Agreement by notice to the other Party in the event that the other Party enters into bankruptcy proceedings, becomes insolvent or commits an act of bankruptcy or breaches a material provision of this Agreement and does not cure such breach within thirty (30) days of notice of the breach. However, if such breach is corrected within the thirty (30) day notice period, and there are no unreimbursed damages resulting from the breach, the agreement and licenses granted herein shall continue in force.

     5.3 Termination of this Agreement and the aforesaid licenses shall not relieve DPI or any sublicensee from the payment of any royalty or from any other payment obligation owed hereunder or of any obligation under the January 1996 Research, Development and Consulting Agreement.

     5.4 DPI and DuPont shall have the right to extend this Agreement, by mutual agreement, for up to two additional years, with at least two months prior notice before the end of the term.

6.   COSTS AND PAYMENTS

     6.1 In consideration for the services provided by DuPont hereunder, including the staffing as detailed in item 8, DPI shall compensate DuPont in the total amount of two million, four hundred and ninety two thousand dollars ($2,492,000.00) payable in quarterly installments beginning on January 1, 2000 in the amount of $311,500.00 each. Each installment payment shall be due within thirty (30) days of receipt by DPI of an invoice from DuPont. The first payment hereunder shall be due within thirty (30) days of the execution of this Agreement.

     6.2 DPI shall also make four quarterly payments of thirty-four thousand, five hundred ninety-six dollars ($34,596) each to total $138,384.00 to cover Experimental Station VUV-Vase Lease Fee, and shall make six quarterly payments of twenty-nine thousand, one hundred sixty-six dollars ($29,166.00) to cover material synthesis charges. DuPont shall not be obligated to supply DuPont Material beyond these six quarters for which material synthesis has been funded, unless the parties agree on further payment for such supply.

     6.3 Any additional blanks, produced by DuPont, may be ordered by DPI at a cost of *** each.

     6.4 DPI agrees to pay DuPont, within thirty (30) days after execution of this Agreement, the sum of two hundred and fifty thousand dollars ($250,000.00) to pay for DPI access to DuPont prior work in the field of Pellicles.

7.   RELATIONSHIP TO CONSULTING AGREEMENT

     7.1 This Agreement is subject to the terms and conditions of the Research Development and Consulting Agreement. To the extent there is a conflict between the terms of this Research Project and the terms of the Research Development and Consulting Agreement, the terms of this Research Project shall control, but only to the extent that they are applicable to the Research Project that is the subject matter of this Agreement.

8.   STAFFING FOR THE TERM

     8.1  DuPont shall provide for this project the equivalent of *** full time
     (FTE) scientists and *** FTE technicians. *** are identified as key personnel and are part of the FTE commitment toward this program.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.


E.I. DU PONT DE NEMOURS                 DUPONT PHOTOMASKS, INC.
AND COMPANY

By:  /s/George H. Senkler, Jr.          By:  /s/ Paul S. Chipman
     -------------------------               -----------------------------
George H. Senkler, Jr.                  Paul S. Chipman
Director-Materials Sci. & Eng.          Executive Vice President- Technology and
                                        Chief Technology Officer

Date:  April 24, 2000                   Date:  April 21, 2000
       --------------                          --------------

                                   Exhibit A
                                   ---------
                                     * * *